Exhibit 24(a)2

August 31, 2010

Melissa K. Caen and Opal N. Shorter

Ladies:

As an officer of The Southern Company, I hereby make, constitute, and appoint each of you my true and lawful Attorney in my name, place and stead, to sign and cause to be filed with the Securities and Exchange Commission (1) this Company's Quarterly Reports on Form 10-Q during 2010, and (2) any necessary or appropriate amendment or amendments to any such reports and to this Company’s Annual Report on Form 10-K for the year ended December 31, 2009, each such report or amendments to such reports to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/Art P. Beattie

Art P. Beattie